Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ramaco Resources, Inc. of our report dated February 18, 2021, with respect to the consolidated balance sheets of Ramaco Resources, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, which report appears in the Annual Report on Form 10-K for the year ended December 31, 2020 of Ramaco Resources, Inc.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

November 19, 2021